Filed pursuant to 424(b)(3)

Registration Statement No. 333-279316

PROSPECTUS SUPPLEMENT NO. 9

(To Prospectus dated June 6, 2024)

SMX (SECURITY MATTERS) PUBLIC LIMITED COMPANY

Issuance of up to 367,125 Ordinary Shares

This prospectus supplement (this “Prospectus Supplement”) is being filed to update and supplement our prospectus dated June 6, 2024, as supplemented (the “Prospectus”), relating to the resale of up to an aggregate of 367,125 ordinary shares (post-reverse stock split), $0.165 par value per share (the “Ordinary Shares”), by the selling stockholders named elsewhere in the Prospectus (“Selling Stockholders”). The Ordinary Shares included in the Prospectus consist of (i) 60,508 issued and outstanding Ordinary Shares held by certain of the Selling Stockholders, (ii) up to 125,000 Ordinary Shares that a Selling Stockholder may receive pursuant to the conversion of principal and/or accruing interest under a promissory note in the principal amount of $2,250,000 held by such Selling Stockholder, (iii) up to 22,611 Ordinary Shares that a Selling Stockholder may receive pursuant to the conversion of the face amount of a $407,000 convertible security held by such Selling Stockholder, (iv) 157,673 Ordinary Shares underlying warrants held by a Selling Stockholder and (v) 1,333 Ordinary Shares underlying warrants held by a Selling Stockholder.

Specifically, this Prospectus Supplement is being filed to update and supplement the information included in the Prospectus with certain information set forth below. Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement.

Capitalized terms used but not defined herein have the meanings ascribed to them in the Prospectus.

This Prospectus Supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

We may further amend or supplement the Prospectus and this Prospectus Supplement from time to time by filing amendments or supplements as required. You should read the entire Prospectus, this Prospectus Supplement and any amendments or supplements carefully before you make your investment decision.

Our Ordinary Shares are listed on The Nasdaq Capital Market under the symbol “SMX” and our public warrants are listed on The Nasdaq Capital Market under the symbol “SMXWW”. On December 26, 2024, the closing price of our Ordinary Shares was $0.3463.

Investing in our Ordinary Shares involves significant risks. You should read the section entitled “Risk Factors” beginning on page 14 of the Prospectus for a discussion of certain risk factors that you should consider before investing in our Ordinary Shares.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is December 27, 2024

SMX has successfully embedded its markers directly into the coating of readily available off the shelf NFC and RFID chips, enabling precise authentication and verification throughout their lifecycles, with the expectation that the coatings would mitigate risks associated with counterfeiting, unauthorized tampering, and supply chain vulnerabilities.

SMX’s proprietary coating technology has been shown in testing to enhance shelf chips durability and performance, as well as their resilience against common environmental stressors, hereby potentially enabling the extension of their operational lifespan and reliability. Additionally, the SMX coating has the capability to store data, adding a potential extra layer of functionality, resilience to heat (e.g. up to 150 Degrees Celsius), and additional protection against the elements.

SMX believes that its technology’s ability to provide authentication will extend into the wearable and flexible electronics markets, and its technology has been shown in testing to ensure that NFC and RFID chips integrated into apparel remain functional and secure under demanding conditions.